TRIMAS REPORTS FIRST QUARTER 2023 RESULTS
Company Reaffirms 2023 Outlook
BLOOMFIELD HILLS, Michigan, April 27, 2023 - TriMas (NASDAQ: TRS) today announced financial results for the first quarter ended March 31, 2023.
TriMas Highlights
•Increased first quarter net sales in TriMas' Specialty Products group by more than 19% with operating margins near 20%
•Continued strong order backlog within TriMas' Aerospace and Specialty Products groups
•Increased quoting activity within TriMas Packaging as customers continue to work through prior year inventory levels
•Closed on the previously announced acquisitions of Aarts Packaging during first quarter 2023 and Weldmac Manufacturing during April
•Repurchased more than 350,000 shares of common stock, thereby reducing net outstanding shares by 0.5% during first quarter 2023
First Quarter 2023
TriMas reported first quarter 2023 net sales of $215.5 million, a decrease of 3.9% compared to $224.3 million in first quarter 2022, as organic growth in TriMas' Aerospace and Specialty Products groups, and acquisition-related sales, were more than offset by the anticipated lower demand for TriMas Packaging's products primarily used in certain consumer goods and industrial applications, and the impact of unfavorable currency exchange. The Company reported operating profit of $10.0 million in first quarter 2023, compared to $21.9 million in first quarter 2022. Adjusting for Special Items(1), first quarter 2023 adjusted operating profit was $15.5 million, compared to $26.2 million in the prior year period, primarily as a result of the impact of lower sales within TriMas Packaging and a less favorable product sales mix.
The Company reported first quarter 2023 net income of $4.9 million, or $0.12 per diluted share, compared to $14.2 million, or $0.33 per diluted share, in first quarter 2022. Adjusting for Special Items(1), first quarter 2023 adjusted net income(2) was $9.0 million, as compared to $17.6 million in first quarter 2022, primarily as a result of lower operating profit in first quarter 2023. First quarter 2023 adjusted diluted earnings per share(2) was $0.30, as compared to $0.50 in the prior year period.
"Our first quarter results came in largely as anticipated, with pockets of strength and strong backlogs in certain of our end markets," said Thomas Amato, TriMas President and Chief Executive Officer. "Our Specialty Products group, following our focused improvement efforts and factory floor investments, leveraged strong market demand to achieve near-record quarterly margin levels, while our TriMas Aerospace group's sales and backlogs were supported by increased aerospace production demand. As expected, our TriMas Packaging group experienced sustained demand pressures as some of our larger customers continued to work through high inventory levels. We are actively engaging with our customers as they evaluate their longer-term demand requirements in this current environment, while also continuing to assess and implement infrastructure cost efficiencies where practical."
"Looking ahead to the remainder of 2023, notwithstanding a more cautious near-term outlook, our ability to generate compelling annual cash flow allows us to continue to invest in innovation, pay a dividend, opportunistically repurchase shares and pursue acquisitions. Additionally, we have made significant strides in our ESG journey, and remain committed to continuously enhancing our sustainability strategy and maximizing our positive impact. We are confident that TriMas’ diversified end market model, focus on innovation, cash generation profile and dedicated global workforce will continue to provide value-creating opportunities," Amato concluded.
Financial Position
During first quarter 2023, the Company used $37.8 million for acquisitions and repurchased 350,862 shares of its outstanding common stock for $10.4 million. As of March 31, 2023, $95.3 million remained available under the

Company's repurchase authorization. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock on March 9, 2023.
TriMas ended first quarter 2023 with $51.9 million of cash on hand, $298.7 million of cash and available borrowing capacity under its revolving credit facility, and a leverage ratio of 2.4x as defined in the Company's credit agreement. TriMas reported total debt of $395.0 million and Net Debt(3) of $343.1 million as of March 31, 2023.
The Company reported net cash provided by operating activities of $9.7 million for first quarter 2023, compared to $5.7 million in first quarter 2022. As a result, the Company reported a Free Cash Flow(4) use of $3.1 million for first quarter 2023 compared to a use of $1.9 million in first quarter 2022. The Company continues to target 2023 Free Cash Flow(4) to be greater than 100% of net income. Please see Appendix I for further details.
First Quarter Segment Results
TriMas' Packaging segment net sales for the first quarter decreased 16.1% compared to the year ago period, as sales from recent acquisitions were more than offset by lower demand, most notably for certain product lines for the consumer and industrial submarkets. First quarter operating profit and the related margin percentage declined, primarily as a result of lower sales levels and the related absorption of costs. During first quarter 2023, the Company closed on the acquisition of Aarts Packaging, an innovative, luxury packaging solutions provider for beauty and lifestyle brands, as well as for customers in the food and life sciences end markets.
TriMas' Aerospace segment net sales for the first quarter increased 12.3% compared to the year ago period, driven by increased aerospace production demand. First quarter operating profit and the related margin decreased, as the impact of higher sales was more than offset by a less favorable product sales mix and the prolonged lack of availability of aerospace fastener-grade metal wire, which in turn, resulted in production inefficiencies. In addition, last week the Company completed the acquisition of the operating assets of Weldmac Manufacturing Company, a leading designer and manufacturer of high-performance, complex metal fabricated components and assemblies for the aerospace, defense and industrial end markets.
TriMas' Specialty Products segment net sales increased 19.2% compared to the year ago period, primarily due to higher demand for cylinders used in construction and HVAC applications, as well as increased sales of stationary power generation and compressor units, as demand has increased in North American energy markets. First quarter operating profit and the related margin level increased, as a result of higher sales and the positive impact of prior factory floor investments and improvement actions.
Outlook
The Company reaffirms its full year 2023 outlook provided on February 23, 2023. The Company expects full year 2023 adjusted diluted earnings per share(2) to be between $2.00 to $2.20 per share, based on consolidated sales growth of 10% to 15% compared to 2022. In addition, the Company is targeting full year 2023 Free Cash Flow(4) to be greater than 100% of net income.
"Our first quarter results were largely in line with our expectations, and we continue to expect a demand recovery within TriMas Packaging as we move through 2023, as our customers continue to work through their high inventory levels. We are also initiating steps within TriMas Packaging to optimize our cost structure, positioning us to capitalize on operating leverage gains in 2024. Additionally, we are working closely with our core suppliers within TriMas Aerospace, as they manage their post-pandemic-related constraints exacerbated by the strong recovery within the aerospace market."
"Based on our current order book and visibility, we anticipate second quarter EPS to improve sequentially from the first quarter, albeit still significantly lower than the prior year quarter. We expect the second half of the year to be markedly improved compared to the first half, as we lap the year-over-year impact of customer inventory rebalancing, and expect a return to a more normalized seasonal selling period. We believe our strategy will continue to drive long-term value for our shareholders, and remain confident in our prospects for the future," commented Amato.
The above outlook includes the impact of all announced acquisitions. All of the above amounts considered as 2023 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)

Conference Call Information
TriMas will host its first quarter 2023 earnings conference call today, Thursday, April 27, 2023, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas Corporation first quarter 2023 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13737667, beginning April 27, 2023 at 3:00 p.m. ET through May 11, 2023 at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to rising tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, such as the ongoing coronavirus pandemic; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$51,890	$112,090
Receivables, net	149,580	132,370
Inventories	171,750	163,360
Prepaid expenses and other current assets	18,020	14,840
Total current assets	391,240	422,660
Property and equipment, net	295,220	277,750
Operating lease right-of-use assets	47,040	47,280
Goodwill	361,590	339,810
Other intangibles, net	194,840	188,110
Deferred income taxes	9,100	9,400
Other assets	20,340	19,990
Total assets	$1,319,370	$1,305,000
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$85,770	$85,210
Accrued liabilities	53,930	46,660
Lease liabilities, current portion	9,040	8,280
Total current liabilities	148,740	140,150
Long-term debt, net	394,960	394,730
Lease liabilities	42,190	41,010
Deferred income taxes	26,080	20,940
Other long-term liabilities	58,640	56,340
Total liabilities	670,610	653,170
Total shareholders' equity	648,760	651,830
Total liabilities and shareholders' equity	$1,319,370	$1,305,000

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2023	2022
Net sales	$215,460	$224,310
Cost of sales	(167,770)	(170,600)
Gross profit	47,690	53,710
Selling, general and administrative expenses	(37,700)	(31,780)
Operating profit	9,990	21,930
Other expense, net:
Interest expense	(3,700)	(3,410)
Other income (expense), net	(70)	(280)
Other expense, net	(3,770)	(3,690)
Income before income tax expense	6,220	18,240
Income tax expense	(1,310)	(4,070)
Net income	$4,910	$14,170
Basic earnings per share:
Net income per share	$0.12	$0.33
Weighted average common shares—basic	41,543,625	42,799,206
Diluted earnings per share:
Net income per share	$0.12	$0.33
Weighted average common shares—diluted	41,802,037	43,109,693

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$4,910	$14,170
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
(Gain) loss on dispositions of assets	(10)	20
Depreciation	8,760	8,470
Amortization of intangible assets	4,590	5,290
Amortization of debt issue costs	230	220
Deferred income taxes	2,070	3,000
Non-cash compensation expense	2,940	2,820
Increase in receivables	(11,850)	(22,330)
Increase in inventories	(1,590)	(910)
Decrease (increase) in prepaid expenses and other assets	1,490	(680)
Decrease in accounts payable and accrued liabilities	(2,360)	(5,210)
Other operating activities	510	810
Net cash provided by operating activities, net of acquisition impact	9,690	5,670
Cash Flows from Investing Activities:
Capital expenditures	(14,790)	(11,890)
Acquisition of businesses, net of cash acquired	(37,790)	(63,950)
Net proceeds from disposition of property and equipment	10	20
Net cash used for investing activities	(52,570)	(75,820)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	10,840	—
Repayments of borrowings on revolving credit facilities	(10,840)	—
Payments to purchase common stock	(10,400)	(9,060)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,310)	(970)
Dividends paid	(1,660)	(1,740)
Other financing activities	(2,950)	—
Net cash used for financing activities	(17,320)	(11,770)
Cash and Cash Equivalents:
Decrease for the period	(60,200)	(81,920)
At beginning of period	112,090	140,740
At end of period	$51,890	$58,820
Supplemental disclosure of cash flow information:
Cash paid for interest	$210	$310
Cash paid for taxes	$1,780	$620

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2023	2022
Packaging
Net sales	$116,220	$138,490
Operating profit	$14,390	$21,330
Special Items to consider in evaluating operating profit:
Purchase accounting costs	400	480
Business restructuring and severance costs	450	1,970
Adjusted operating profit	$15,240	$23,780

Aerospace
Net sales	$49,990	$44,520
Operating profit	$1,430	$1,840
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	240
Business restructuring and severance costs	—	330
Adjusted operating profit	$1,430	$2,410

Specialty Products
Net sales	$49,250	$41,300
Operating profit	$9,750	$7,240

Corporate Expenses
Operating loss	$(15,580)	$(8,480)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	1,200	910
Business restructuring and severance costs	3,480	370
Adjusted operating loss	$(10,900)	$(7,200)

Total Company
Net sales	$215,460	$224,310
Operating profit	$9,990	$21,930
Total Special Items to consider in evaluating operating profit	5,530	4,300
Adjusted operating profit	$15,520	$26,230

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2023	2022
Net income, as reported	$4,910	$14,170
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	3,930	2,820
Purchase accounting costs	400	720
M&A diligence and transaction costs	1,200	910
Income tax effect of Special Items(1)	(1,440)	(1,050)
Adjusted net income	$9,000	$17,570

	Three months ended March 31,
	2023	2022
Diluted earnings per share, as reported	$0.12	$0.33
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.09	0.06
Purchase accounting costs	0.01	0.02
M&A diligence and transaction costs	0.03	0.02
Income tax effect of Special Items(1)	(0.03)	(0.02)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.12
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)
Adjusted diluted EPS	$0.30	$0.50
Weighted-average shares outstanding	41,802,037	43,109,693
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three month periods ended March 31, 2023 and 2022, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$9,690	$2,030	$11,720	$5,670	$4,310	$9,980
Less: Capital expenditures	(14,790)	—	(14,790)	(11,890)	—	(11,890)
Free Cash Flow	(5,100)	2,030	(3,070)	(6,220)	4,310	(1,910)
Net income	4,910	4,090	9,000	14,170	3,400	17,570
Free Cash Flow as a percentage of net income	(104)%		(34)%	(44)%		(11)%

	March 31, 2023	December 31, 2022	March 31, 2022
Long-term debt, net	$394,960	$394,730	$394,040
Less: Cash and cash equivalents	51,890	112,090	58,820
Net Debt	$343,070	$282,640	$335,220

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2023
	Low	High
Diluted earnings per share (GAAP)	$1.57	$1.77
Pre-tax amortization of acquisition-related intangible assets(1)	0.45	0.45
Income tax benefit on amortization of acquisition-related intangible assets	(0.12)	(0.12)
Impact of Special Items(2)	0.10	0.10
Adjusted diluted earnings per share	$2.00	$2.20
(1) These amounts relate to acquisitions completed as of April 27, 2023. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.